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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -----------------------

                                FORM 10-Q/A-1

               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended December 31, 1995

                       Commission file number:  0-18192


                               MEGAMATION INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                                   3-3372947
    (State or other jurisdiction of                     (IRS Employer
     incorporation or organization)                  Identification No.)

            51 Everett Drive
              Building #B4
           Lawrenceville, NJ                                08648
(Address of principal executive offices)                  (Zip Code)

      Registrant's Telephone Number, Including Area Code:  609-799-7711


                                Not Applicable
                   (Former name, former address and former
                 fiscal year, if changed since last report.)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes  [ X ]  No   [    ]

     As of December 31, 1995, there were 14,358,666 shares outstanding of the Registrants common stock, $0.01 par value per share.
                                                         Page 1 of 4

                                                          There are no exhibits.

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                               MEGAMATION, INC.
                              December 31, 1995


Item 2.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations (continued)
          -----------------------------------------------------


Mechanical Assembly Systems for Automotive Transmissions and Other Applications

     The automation workstation was initially designed to pick and place automotive light assembly parts and printed circuit board components. The Company has sold workstations for several such applications, the principal one being for automotive transmissions.


Results of Operations

Six Months Ended December 31, 1995 and 1994

Net Revenues and Cost of Revenues

     Net revenues for the six months ended December 31, 1995 (the "current period") were $1,716,000 compared to $1,967,000 for the six months ended December 31, 1994, (the "prior period"), a decrease of 13%. Cost of revenues for the current period were 97% of net revenues compared to 69% of net revenues in the prior period. During the prior period a one-time, application specific technology license fee for $300,000 was recorded. Cost of revenues for the prior period without the recognition of the $300,000 license fee would have been 82%. The cost of revenues increased 15% to 97% for the current period due to inventory write offs and the impact of overhead costs associated with the under utilization of production capacity in contrast to the prior period when these costs were being allocated to a higher level of revenue including revenue recognized on projects being accounted for by the percentage of completion method. Five MEGA 2(R) systems and one MEGA 1(R) system were sold during the current period generating $844,000 of revenues versus no MEGA 1 systems and one MEGA 2 system sold during the prior period generating $81,000 of revenues. No revenues in the current period were recognized from the percentage of completion method while the prior period realized revenues of $1,103,000 by this method. Other revenues (primarily engineering, service, spare parts, and training) were $872,000 during the current period versus $483,000 during the prior period. The primary reason for the $389,000 increase in other revenues for the current period was a $352,000 increase in engineering revenues, which were derived primarily from the Company's health care industry customer.

Operating Expenses

     Operating expenses increased 10% to $719,000 in the current period from $651,000 in the prior period, an increase of $68,000. The increase in operating expenses was due to higher general and administrative and development and engineering expenses partially offset by a decrease in selling expenses.

     Selling expenses decreased 56% to $93,000 during the current period from $213,000 during the prior period, a decrease of $120,000. The decrease in selling expenses was primarily the result of lower salary and related expenses resulting from reduced headcount.

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                               MEGAMATION, INC.
                              December 31, 1995


Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations (continued)
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Results of Operations

Three Months Ended December 31, 1995 and 1994

Net Revenues and Cost of Revenues

     Net revenues for the three months ended December 31, 1995 (the "current quarter") were $583,000 compared to $958,000 for the three months ended December 31, 1994, (the "prior quarter"), a decrease of 39%. Cost of revenues for the current quarter were 122% of net revenues compared to 82% of net revenues in the prior quarter. The cost of revenues increased 40% to 122% for the current quarter due to inventory write offs and the effect of overhead costs associated with the under utilization of production capacity in contrast to the prior quarter when these costs were being allocated to a higher level of revenue including revenue recognized on projects being accounted for by the percentage of completion method. Two MEGA 2(R) systems and one MEGA 1(R) system were sold during the current quarter generating $274,000 of revenues versus no MEGA 1 systems and one MEGA 2 system sold during the prior quarter generating $81,000 of revenues. No revenues in the current quarter were recognized from the percentage of completion method, while the prior quarter realized revenues of $687,000 by this method. Other revenues (primarily engineering, service, spare parts, and training) were $309,000 during the current quarter versus $190,000 during the prior quarter. The primary reason for the $119,000 increase in other revenues for the current quarter was an increase in engineering revenues, which were primarily derived from the Company's health care industry customer.

Operating Expenses

     Operating expenses decreased 4% to $308,000 in the current quarter from $320,000 in the prior quarter, a decrease of $12,000. The decrease in operating expenses was due to lower selling and development and engineering expenses, which were partially offset by higher general and administrative expenses.

     Selling expenses decreased 63% to $37,000 during the current quarter from $100,000 during the prior quarter, a decrease of $63,000. The decrease in selling expenses was the result of lower salary and related expenses related to reduced headcount, travel and advertising costs.

     Development and engineering expenses decreased 3% to $85,000 during the current quarter from $88,000 during the prior quarter, a decrease of $3,000.
The decrease in development and engineering expenses was primarily the result of lower material expenses, which were partially offset by higher salary and related expenses.

     General and administrative expenses increased 42% to $186,000 during the current quarter from $132,000 during the prior quarter, an increase of $54,000. The increase in general and administrative expenses was primarily due to increases in salary and related expenses, amortization costs, and allocated rent and utility expenses, which were partially offset by lower depreciation and equipment maintenance expenses.

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                               MEGAMATION, INC.
                              December 31, 1995


                                  SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.





                                 MEGAMATION INC.


Date     May 10, 1996            /s/ EDWARD F. BORKOWSKI
     --------------------        -----------------------------------------------
                                 Edward F. Borkowski
                                 President, Chief Accounting Officer

Date     May 10, 1996            /s/ THOMAS D. SCHMIDT
     --------------------        -----------------------------------------------
                                 Thomas D. Schmidt
                                 Vice President of Marketing and Sales/Secretary


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